Exhibit 99.1

Contact:	Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron’s, Inc.
Announces Accelerated
Share Repurchase

ATLANTA, December 4, 2013 – Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that it has entered into an agreement with Wells Fargo Bank, National Association to repurchase $125 million of the Company's common stock under an accelerated share repurchase (ASR) program. The Company will use cash on hand to fund the ASR program.

The Company is scheduled to pay $125 million to Wells Fargo on December 4, 2013, in exchange for approximately 3.5 million shares, currently estimated to represent 80% of the total number of shares expected to be purchased in the program, based on current market prices and assuming the program ends as scheduled. The total number of shares that Aaron's ultimately purchases, however, will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the program, less an agreed-upon discount, and is subject to certain adjustments under the agreement. As of October 25, 2013, Aaron's had approximately 76.3 million shares of common stock outstanding.

The final settlement according to the plan agreement is expected to occur during or before May 2014, although the completion date may be accelerated or extended. At the completion of the program, Aaron's may be entitled to receive additional shares of its common stock from Wells Fargo or, under certain circumstances, may be required to deliver shares or make a cash payment at the Company's option to Wells Fargo.

Aaron's, Inc., based in Atlanta, currently has more than 2,115 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactures furniture and bedding at 14 facilities in seven states.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation and regulatory investigations, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are "forward-looking" include without limitation the results of the settlement of the ASR program, including the final number of shares that may be purchased in the program, and whether Wells Fargo may ultimately deliver additional shares to Aaron's, or whether Aaron's may instead be obligated to deliver shares or make a cash payment to Wells Fargo.

SOURCE Aaron's, Inc.